Exhibit 3.43(b)

C© 3090133 7

From: Hilary B. Miller, Esq. Voice: (203) 399-1320 Fax: (914) 206-3727f

[STAMP]

AMEi4UMENT

ARTICLES OF AMENDMENT

-of-

MONEYMART.COM, INC.

The undersigned hereby certifies pursuant to UCA § 16-10-a-1006:

FIRST: The name of the Corporation is MONEYMART.COM, INC.

SECOND: Article 1 of the Articles of Incorporation of the Corporation is hereby amended in its entirety to react as follows:

Article I.
The name of the corporation is Money Mart Express, Inc.

THIRD: Articles VI and VII are hereby added to the Articles of Incorporation as follows:

Article VI.

The Corporation shall, to the fullest extent permitted by UCA § 16-10a-901 et seq. as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said law. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The indemnification provided for herein shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

Article VII.

The personal liability of a director to the Corporation or its shareholders monetary damages for breach of duty as a director is hereby eliminated, but such imitation shall not apply to (a) the amount of a financial benefit received by a director to which he is not entitled: (b) an intentional infliction of harm on the Corporation or the shareholders: (c) a violation of UCA § 16-10a-842: provided, however, that this provision shall not be construed to limit or preclude the liability of a director for any act or omission occurring prior to the effective date hereof.

FIFTH: This amendment was adopted effective May 9, 2002 by written consent of the Corporation’s sole shareholder (the holder of 100 shares) pursuant to UCA § 16-10a-704.

In witness whereof, under penalties of perjury. I declare that these articles of amendment have been examined by me and are, to the best of my knowledge and belief, true, correct and complete as of May 9, 2002.

/s/ Hilary B. MILLER
HILARY B. MILLER
Secretary